Exhibit 99.1

ORDER
HERE

BLOCK

Q2 2024 Shareholder Letter

investors.block.xyz

BLOCK Q2 2024 Shareholder Letter investors.block.xyz

To Our Shareholders

August 1, 2024

We’re currently on track to reach Rule of 40 by 2026, with Adjusted Operating Income margins expanding significantly year over year for both Square and Cash App. We’re continuing to build a strong foundation to improve our growth into 2025, and today we want to discuss our plans for improving Square’s go to market approach. There are four parts to this: sales, partnerships, marketing, and most importantly, product. We’ll start with sales.

We’re announcing today that Nick Molnar, CEO and co-founder of Afterpay, is going to lead a centralized sales function across Block, inclusive of Square, reporting to me.

One of the reasons we acquired Afterpay was to strengthen sales across Square and Cash App. Afterpay has brought a high-performing sales culture into parts of our business, and we’ve already seen this drive the growth of Cash App products, like Cash App Pay in addition to BNPL. We want to extend this strength across the company.

Nick will focus immediately on raising the performance bar of the Square team, continuing to hire across inbound and outbound sales, building out our field sales strategy and team, strengthening our sales motion (materials, training, incentives), and connecting our ecosystems and consumer scale with Cash App, which can’t be easily replicated by our competitors.

I’m confident this move with sales will put Square back in the lead for sellers around the world. Partnerships are another angle where we’ve made progress. Partnerships aren’t new for us. We have hundreds of partners in our App Marketplace, including longstanding partnerships with Restaurant365, Wix, and Intuit QuickBooks. Many of those partnerships, especially in the US, have been technology oriented. We’ll continue to invest in technology driven partnerships, and enhance our APIs and SDKs so that these partners can continue to benefit from our product and platform innovation.

More recently we have been ramping up our investments in our partnerships ecosystem, with strong emphasis on scaling up our distribution network. We are seeing this work begin to pay off. In the second quarter, we signed multiple partnership agreements with large food distributors, including US Foods. We are now partnered with some of the largest companies in the food and beverage ecosystem that have critical relationships with up to 40% of the restaurants in the US. Together with our food distributor partners, we want to help the restaurant industry shift away from legacy solutions toward more modern software and banking tools. We think we can do so in a way that provides a better experience at a lower total cost of ownership and more transparent pricing than our peers.

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We are also exploring more partnerships in international markets that will extend and augment our sales teams. We’ve had some successful distribution partners outside the US, including banks in Japan and the UK that have been important to standing up our go to market motions in those countries. With a renewed focus on distribution partnerships globally, we are seeing some early success expanding our distribution footprint further, most notably in Europe, and will scale these more.

We’ve improved our marketing strategy with new channels and a plan to increase investment in the back half of the year. In the past, our marketing has been geared towards direct onboarding of customers, including larger sellers. We are currently seeing the strongest returns on our marketing investment in several years, and we will be scaling this area of acquisition spend alongside product changes. We’re also focusing our spend on fewer verticals and fewer campaigns compared to before, to optimize for reach and frequency within target audiences.

Our updated marketing approach will also focus on standing up new marketing motions to substantially accelerate our sales pipeline, supporting the leadership and strategy changes we’re making in sales. This multi-channel business-to-business marketing strategy will include more brand marketing investment as well as growing investment in tactics like trade shows and webinars. We’ll also go local. We’ll invest with geographic focus on cities that our sales team is also heavily targeting through both field sales and inside sales efforts. Similar to sales, we’re also adding strong leaders on marketing and recently hired a Marketing Lead for Square who brings many years of business-to-business marketing experience to Square’s leadership team.

Our greatest strength has always been our product experience. Launching our new partnership strategy, spending more in proven high return marketing channels, and enhancing our internal sales strategies with new leadership, all provide us with the opportunity to drive faster GPV growth. The timing of these go-to-market improvements aligns well with our accelerating product velocity, as our growth strategy is still deeply rooted in product excellence for our sellers.

Product-led growth remains a core pillar of our go-to-market strategy because self-serve onboarding is still Square’s most important customer acquisition channel. Self-serve onboarding is an important differentiator for Square and one of our super powers. Many of our competitors don’t even offer this as an option.

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Our new onboarding platform was completed in July and is now rolling it out to eligible sellers in the US. The new onboarding process is simpler, reducing the number of steps required to onboard onto Square from more than 30 to only 4. It also allows more customization based on the traits of a given seller, saving them time during onboarding and introducing them to relevant products at the optimal point in their onboarding journey. With our new platform in place, we’ve made it much easier to test new onboarding flows at scale, allowing us to optimize our growth more efficiently in the future.

We’re currently working to simplify the pricing, packaging, and design of our products. This work makes our products more intuitive for our sellers, allowing them to onboard more easily and use more of our ecosystem, driving greater growth potential through improving retention and cross sell opportunities. Our orders migration is nearly complete, unlocking a range of important features, and sellers will start to see our single point of sale app before the end of the year. As this platform work finishes, we’re executing a more distribution focused partnership strategy, ramping up high ROI marketing spend, and refreshing our sales strategies with some of the best sales leadership in the industry.

We’ve done a lot of work we’re proud of to reach more sellers around the world, and we’re excited to prove that through the growth of our sellers. This was the final piece of Square we wanted to fix cohesively, and I’m happy to finally say…it’s well on the way.

Jack Dorsey

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Q2’24 Highlights

In the second quarter of 2024, gross profit grew 20% year over year to $2.23 billion. Square generated gross profit of $923 million, up 15% year over year, and Cash App generated gross profit of $1.30 billion, up 23% year over year.

We delivered year-over-year improvement across all profitability measures in the second quarter of 2024. Operating income was $307 million while Adjusted Operating Income was $399 million. Net income attributable to common stockholders was $195 million and Adjusted EBITDA was $759 million, up 98% year over year.

Margins above are all calculated as a percent of gross profit. In the second quarter of 2024, total net revenue was $6.16 billion, up 11% year over year, and, excluding bitcoin revenue, revenue was $3.54 billion, up 13% year over year.

The quarterly net income and EPS results reported in this letter reflect the impact of ASU No. 2023-08, Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which we early adopted in the fourth quarter of 2023 using the modified retrospective approach. In the second quarter of 2024, net income included a remeasurement loss on our bitcoin investment of $70 million.

In the fourth quarter of 2023, we began reporting the financial results of our BNPL platform fully within Cash App, rather than allocating 50% of revenue and gross profit to each of Square and Cash App. The prior period segment financial information in this letter has been revised to conform to the updated segment reporting.

Reconciliations of non-GAAP financial measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter. We have not provided the forward-looking GAAP equivalent or reconciliation of segment Adjusted Operating Income (Loss) as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Please see these reconciliations for additional detail and a description of certain items that affected operating income (loss) and net income (loss) in the second quarter of 2024.

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Square

Square is executing on four priorities: offering a rock-solid and flexible platform, providing a “local” experience to sellers of all sizes, growing with AI, and banking on Square.

We’re focused on launching products faster to help our sellers grow, save them more time, and attract new sellers.

•	In the second quarter, we released more than a dozen new product and feature enhancements for our retail sellers. Retail sellers can now quickly build custom websites and write product descriptions using generative AI, improving their ability to build a unique brand. These innovations, coupled with advancements in inventory management and unit cost analysis, can save our sellers time and help them understand their businesses better.

•	Our orders migration platform work is on track to be completed by the end of the summer, and we are beginning to see these efforts pay off: We launched Square Kiosk in the U.S. in July, built on our orders platform, to enable our food and beverage sellers to offer self-serve kiosks for their customers. This allows them to better manage their labor costs, reduce wait times, improve order accuracy, and streamline the ordering experience. Our orders platform enables pre-authorization capabilities, which is a critical unlock for products such as Bar Tabs, which we are currently testing with select customers.

•	Packages have been a highly requested feature among Square sellers who offer services. As of the second quarter, sellers can use Square Appointments to create packages of services or classes that their customers can purchase and redeem over time. This allows sellers to receive cash up front, experiment with offerings, increase customer loyalty, and speed up the checkout process.

We recently introduced more than a dozen new product and feature enhancements to help retail sellers more efficiently manage their businesses.

In July, we launched Square Kiosk in the U.S. Square Kiosk is easy for restaurants to set up and can be placed anywhere — from the wall to flat on the counter to mounted on a stand or swing arm — to save counter space.

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We’re working to get more sellers onto our platform, faster.

•	Partnerships are a critical element of expanding Square’s reach. We’ve elevated our partnership strategy and its importance in our go-to-market approach. In the second quarter, we signed multiple agreements with prominent food distributors, including US Foods. We now have distribution agreements with critical food and beverage partners that provide access to up to 40% of restaurants in the U.S. We believe signing these partnership agreements can help accelerate acquisition of new sellers.

•	In July, we completed our new onboarding platform and are now rolling it out to eligible sellers in the U.S. We have reduced the steps required to onboard onto Square from more than 30 to only four, while also enabling new sellers to explore and use our products earlier in the onboarding process. Our new onboarding flow is designed to provide a tailored experience for each specific seller, which can help save sellers’ time and increase product adoption.

•	In June, we began rolling out an easier and faster process for sellers in the U.K. to link external bank accounts, significantly streamlining onboarding. External bank linking is a critical step in account activation and this improvement allows U.K. sellers to begin processing payments several days faster than the prior manual, cumbersome process.

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¹According to a 2023 survey, “Getting Paid in America,” by Payroll.org.

Cash App

Our top priority is banking our base by driving paycheck deposit adoption and increasing inflows per active. We intend on doing this by continuing to build trust and round out our financial services product offerings in combination with a tailored go-to-market approach.

Cash App is focused on expanding access to financial services.

•	More than two-thirds of Americans would find it difficult to meet their current financial obligations if their next paycheck were delayed by one week.¹ Many Americans also pay hundreds of dollars per year in fees for basic financial services. We have an opportunity to serve millions of these consumers with better financial services products at a lower cost. Cash App has attractive benefits for customers who deposit $300, including a 4.5% savings rate, free in-network ATM withdrawals, free overdraft coverage up to a certain amount, priority phone support, and more.

•	Our goal is to deliver the safest and most useful card spending experience on the market that motivates customers to consolidate all their spending on Cash App. In the second quarter, we started to roll out Cash App Card spending insights, a new experience that provides Cash App Card actives with a deeper understanding into their spending habits to help them make more informed financial decisions.

We launched Cash App Card spending insights in June to help our actives analyze their spending habits.

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²According to a 2024 credit industry report from TransUnion, “TransUnion Unsecured Personal Lending Industry Insights Report.”

A transacting active is a Cash App account that has at least one financial transaction using any product or service within Cash App during a specified period. A transacting active for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active. Examples of transactions include sending or receiving a peer-to-peer payment, transferring money into or out of Cash App, making a purchase using Cash App Card, earning a dividend on a stock investment, and paying back a loan, among others. Certain of these accounts may share an alias identifier with one or more other transacting active accounts. This could represent, among other things, one customer with multiple accounts or multiple customers sharing one alias identifier (for example, families).

A paycheck deposit active is a Cash App account that receives ACH inflows during a specified period, but excludes tax refunds and ACH transfers. There are certain features that a paycheck deposit active gets access to if they deposit a certain amount of money each month, such as free overdraft coverage and a 4.5% yield on their Cash App Savings account, among other benefits.

•	Many U.S. consumers have never had access to credit through their traditional banking relationships. Cash App Borrow uses our unique insights into inflows and payment behavior to assess eligibility, enabling us to identify and proactively offer loans to eligible customers. On average, a Borrow loan is less than $100 and one month in duration, which is much smaller and shorter-term than what a typical bank can offer — usually thousands of dollars and often years-long.[2] We believe this is why Cash App Borrow has resonated well with our customer base, with more than $2 billion in originations in the second quarter, up nearly 3x year over year. We’re excited about further expanding access to credit as we continue to test BNPL on Cash App Card.

We believe there is an opportunity to make Cash App the primary financial services partner of choice for families earning up to $150,000, and we are starting to leverage marketing to drive paycheck deposit adoption and increase inflows per active.

•	Over the past six months, we have rolled out various benefits for customers when they receive their paycheck into Cash App. To make these benefits more discoverable, we have made changes to how financial services are positioned in Cash App across email, push notifications, and in-app messages to drive incremental conversion.

•	We have seen that offering incentives can be a powerful tool in driving adoption, using referrals in the early days of Cash App to drive peer to peer and then using incentives through offers and instant discounts to drive Cash App Card adoption. We recently started testing incentives to drive new paycheck deposit actives as a growth strategy, and will be measured in our approach as we start to understand the impact.

24M

Cash App Card monthly

actives, which increased

13% year over year.

Using email, push notifications, and in-app messages, we are working on packaging and positioning the various benefits our actives receive when they deposit their paycheck in Cash App.

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We’re driving commerce across a variety of products to maximize the number of places and ways people can shop with Cash App.

•	With a scaled seller and consumer ecosystem, we have a unique opportunity to connect tens of millions of buyers with local merchants. In the second quarter, we started to test Cash App Local with a handful of Square sellers, allowing customers to order from Cash App and earn cash back when shopping at sellers by signing up through a QR code or at the point of sale. Sellers are excited to join the program, but we’re starting small as we identify the most compelling offerings.

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Reconciliations of non-GAAP metrics used in this letter to their nearest GAAP equivalents are provided at the end of this letter.

Bitcoin gross profit was $67 million in the second quarter of 2024. The total sale amount of bitcoin sold to customers, which we recognize as bitcoin revenue, was $2.61 billion. Bitcoin gross profit was 3% of bitcoin revenue.

Margins are calculated as a percent of gross profit.

Rule of 40 is the sum of our gross profit growth and Adjusted Operating Income margin as a percent of gross profit.

Financial

Discussion

We outperformed our gross profit and profitability guidance in the second quarter of 2024. Gross profit grew 20% year over year to $2.23 billion. Cash App exceeded our expectations with gross profit growth of 23% year over year, driven primarily by growth in inflows per active and an increase in monetization rate, behind strong performance across Cash App Card, Cash App Borrow, and our BNPL platform. Square gross profit grew 15% year over year in the second quarter, in line with our expectations, behind strength in software and integrated payments and our banking products.

We continued to improve profitability, delivering operating income of $307 million and Adjusted Operating Income of $399 million. Operating income margin was 14% and Adjusted Operating Income margin was 18% as strong growth and disciplined expense management enabled us to achieve meaningful margin expansion during the quarter. We believe we can continue to drive profitability by remaining below our people cap and leveraging our scale to improve our cost structure across a range of different expense areas.

At the same time, we are investing in key initiatives that we believe will drive sustainable long-term growth. For Square, we are investing in our sales and partnership development initiatives while improving our platform and increasing product velocity. For Cash App, we’re focused on building out our financial services offerings and leveraging marketing to highlight these capabilities to drive continued strength in inflows per active.

We expect to reach our Rule of 40 target in 2026 and are encouraged by the opportunity to drive sustained, profitable growth at scale.

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In the second quarter of 2024, gross profit is reduced by $18 million of amortization of acquired technology assets.

GPV includes Square GPV and Cash App Business GPV. Square GPV is defined as the total dollar amount of all card payments processed by sellers using Square, net of refunds, and ACH transfers. Cash App Business GPV comprises Cash App activity related to peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card. GPV does not include transactions from our BNPL platform because GPV is related only to transaction-based revenue and not to subscription and services-based revenue. Revenue from our BNPL platform includes fees generated from consumer receivables, late fees, and certain affiliate and advertising fees from the platform.

BLOCK TOTAL REVENUE AND GROSS PROFIT

In the second quarter of 2024, total net revenue was $6.16 billion, up 11% year over year. Excluding bitcoin revenue, revenue was $3.54 billion, up 13% year over year. Gross profit was $2.23 billion, up 20% year over year.

Transaction-based revenue was $1.71 billion in the second quarter of 2024, up 5% year over year, and transaction-based gross profit was $713 million, up 4% year over year. We processed $61.94 billion in GPV in the second quarter of 2024, up 5% year over year. Transaction-based gross profit as a percentage of GPV was 1.15%, down 1 basis point year over year and 2 basis points quarter over quarter.

Subscription and services-based revenue was $1.79 billion in the second quarter of 2024, up 22% year over year, and subscription and services-based gross profit was $1.50 billion, up 27% year over year.

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Services verticals include professional services, beauty and personal care, health care and fitness, and home and repair.

SQUARE REVENUE AND GROSS PROFIT

In the second quarter of 2024, Square generated $1.98 billion of revenue and $923 million of gross profit, up 9% and 15% year over year, respectively. Square generated $1.61 billion of transaction-based revenue in the second quarter of 2024, up 7% year over year, and $323 million of subscription and services-based revenue, up 23% year over year. Growth in Square gross profit was driven primarily by our banking products and software and integrated payments.

Square GPV was $58.37 billion, up 8% year over year on both a reported and constant currency basis. Square GPV in our U.S. market grew 6% year over year, and Square GPV in our international markets grew 19% year over year, or 22% year over year on a constant currency basis. International gross profit was up 34% year over year in the second quarter as we observed continued improvements in product attach rates, most notably banking.

On a year-over-year basis, food and drink GPV was up 11%, GPV from services verticals was up 7%, and retail GPV was up 3%. During the quarter, Square saw a higher percentage of GPV with custom pricing on a year-over-year basis, as we continue to drive incremental growth with larger sellers through our go-to-market and product strategies.

Card-present GPV was up 9% year over year, while card-not-present GPV was up 4% year over year. Within card-not-present volumes, GPV from online channels was up 10% year over year while manual keyed entry or “MKE” volumes were down 5% year over year. We remain focused on enabling more payments through our software offerings. Software and integrated payments gross profit grew 14% year over year in the second quarter of 2024, while gross profit from our vertical point-of-sale solutions, including Square Appointments, Square for Restaurants, and Square for Retail, was up 21% year over year.

PERCENT OF TOTAL SQUARE GROSS PROFIT EX PPP

Q2'21	Q2'22	Q2'23	Q2'24

13%	19%	21%	23%	Banking ex. PPP

61%	61%	60%	60%	Software & Integrated Payments

29%	26%	23%	20%	Sidecar Payments

Hardware gross profit losses are not presented for any period. Percentages are of Square gross profit excluding contributions from PPP loan forgiveness for each period.

Square GPV is defined as the total dollar amount of all card payments processed by sellers using Square, net of refunds, and ACH transfers.

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We achieved positive growth in acquisition, or gross profit from new sellers, and churn of existing sellers remained consistent with prior periods. We believe we can improve new customer acquisition into 2025 based on the product and go-to-market initiatives we are executing against. We continued to see a moderation in same-store growth on a year-over-year basis, though same-store growth was relatively consistent with the prior quarter.

Gross profit from our banking products, which primarily include Square Loans, Instant Transfer, and Square Debit Card, grew 27% year over year. Strength in banking gross profit was driven by continued strong demand for loans and our ability to find opportunities to deliver lending solutions to our customers while maintaining underwriting discipline. Square Loans facilitated approximately 142,000 loans totaling $1.45 billion in originations, up 32% year over year.

Hardware revenue in the second quarter of 2024 was $43 million, down 5% year over year, and gross loss was $25 million as we use hardware as an acquisition tool.

We determine seller size based on annualized GPV during the applicable quarter. A mid-market seller generates more than $500,000 in annualized GPV.

In the fourth quarter of 2023, we began reporting the financial results of our BNPL platform fully within Cash App, rather than allocating 50% of revenue and gross profit to each of Square and Cash App. The prior period segment financial information in this chart has been revised to conform to the updated segment reporting.

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Inflows per transacting active refers to total inflows in the quarter divided by monthly actives for the last month of the quarter. Inflows refers to funds entering the Cash App ecosystem. Inflows does not include the movement of funds when funds remain in the Cash App ecosystem or when funds leave the Cash App ecosystem, or inflows related to the Afterpay or Verse apps. Inflows from Verse actives were not material to overall inflows.

CASH APP REVENUE AND GROSS PROFIT

In the second quarter of 2024, Cash App generated $4.13 billion of revenue and $1.30 billion of gross profit, up 12% and 23% year over year, respectively. Excluding bitcoin revenue, Cash App revenue was $1.52 billion, up 18% year over year. Cash App generated $1.42 billion of subscription and services-based revenue, up 23% year over year. Strength in Cash App gross profit was driven by growth in Cash App Card, Cash App Borrow, and our BNPL platform.

In June, Cash App had 57 million monthly transacting actives, up 5% year over year. We believe the more moderate year-over-year growth in actives was due to a few factors, including enhancements we’ve made to continue promoting a healthier ecosystem, increased focus on engagement, and a strategic pullback in marketing spend to better align with our targeted customer segments. In the second quarter of 2024, overall inflows were $71 billion, up 15% year over year and relatively stable quarter over quarter. Inflows per transacting active were $1,243, up 10% year over year and relatively stable quarter over quarter, despite a greater impact from tax refunds in the first quarter of 2024. Monetization rate was 1.53%, up 9 basis points year over year and 5 basis points quarter over quarter, driven primarily by Cash App Borrow.

With bank the base, we have focused on driving engagement through increased adoption of our financial services products. We continued to see strong usage of Cash App Card as the number of Cash App Card monthly actives in June increased 13% year over year to more than 24 million and spend per monthly active also grew on a year-over-year basis. Paycheck deposit monthly actives as of June grew quarter over quarter compared to March.

We calculate monetization rate by dividing Cash App gross profit, excluding contributions from our BNPL platform, by Cash App inflows.

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Eligible customers have the option to purchase online Gift Cards from a variety of leading retailers and then spread the cost into 4 payments with Afterpay.

Bitcoin revenue is the total sale amount of bitcoin sold to customers. Bitcoin costs are the total amount we pay to purchase bitcoin in order to facilitate customers’ access to bitcoin. In future quarters, bitcoin revenue and gross profit may fluctuate as a result of changes in customer demand or the market price of bitcoin.

BNPL GMV was $7.75 billion, up 21% year over year. Growth was driven by Single Use Payments (“SUP”), which enables customers to BNPL at both in- and out-of-network merchants from within the Afterpay app, and Gift Cards. Cash App Pay also continued to grow, with volume up more than seven times year over year and 18% quarter over quarter.

Cash App generated $67 million of bitcoin gross profit in the second quarter of 2024, up 52% year over year. The total sale amount of bitcoin sold to customers, which we recognize as bitcoin revenue, was $2.61 billion, up 9% year over year. The year-over-year increase in bitcoin gross profit was driven by a pricing change made in the fourth quarter of 2023 and an increase in the average market price of bitcoin during the quarter.

In the second quarter of 2024, Cash App generated $99 million of transaction-based revenue, down 26% year over year. Cash App Business GPV was $3.57 billion, down 27% year over year. Cash App Business GPV comprises Cash App activity related to peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card.

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In the second quarter of 2024, operating expenses included $41 million of amortization of customer and other acquired intangible assets.

We discuss Cash App marketing expenses because a large portion is generated by our peer-to-peer service, which we offer free to our Cash App customers, and we consider it to be a marketing tool to encourage the use of Cash App. In the fourth quarter of 2023, we began reporting BNPL platform marketing expenses within Cash App. The year-over-year growth rate for Cash App marketing expenses presented in this letter reflects the new reporting classification for all historical periods.

CORPORATE AND OTHER REVENUE

AND GROSS PROFIT

Corporate and Other generated $47 million in revenue and $12 million in gross profit in the second quarter of 2024. Corporate and Other was comprised primarily of TIDAL and intersegment eliminations between Cash App and Square in the second quarter of 2024.

OPERATING EXPENSES

In 2023, we sharpened our focus on identifying areas where we could be more cost efficient while driving growth. We have continued to make progress on these goals, and, in the second quarter of 2024, operating expenses were $1.93 billion on a GAAP basis and $1.49 billion on a non-GAAP basis, down 4% and 1% year over year, respectively.

Product development expenses were $713 million on a GAAP basis and $444 million on a non-GAAP basis in the second quarter of 2024, both up 3% year over year. The increase was driven primarily by software and cloud computing infrastructure fees.

Sales and marketing expenses were $508 million on a GAAP basis and $474 million on a non-GAAP basis in the second quarter of 2024, both down 6% year over year.

•	Cash App marketing expenses were down 1% year over year, driven primarily by a decrease in advertising costs.

•	Other sales and marketing expenses were down 12% year over year. Other sales and marketing expenses primarily include expenses related to Square and TIDAL.

General and administrative expenses were $474 million on a GAAP basis and $371 million on a non-GAAP basis in the second quarter of 2024, down 14% and 2% year over year, respectively. The decrease was driven primarily by a decrease in personnel expenses.

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As bitcoin is considered an indefinite-lived intangible asset, and upon adoption of ASU 2023-08, we remeasure our bitcoin at fair value at each reporting date with changes recognized in net income.

Transaction, loan, and consumer receivables losses were $192 million in the second quarter of 2024, up 7% year over year. The increase was driven primarily by growth in Cash App Borrow volumes. In the second quarter, loss rates for Square GPV, Square Loans, and Cash App Borrow remained consistent with historical ranges, and losses on BNPL consumer receivables were less than 1% of GMV, also consistent with historical ranges.

As of June 30, 2024, we held approximately 8,211 bitcoins for investment purposes with a fair value of $515 million based on observable market prices, of which approximately 173 were purchased in the second quarter of 2024. This investment is included within “Other non-current assets” on the condensed consolidated balance sheets. In the second quarter of 2024, other income, net, included a remeasurement loss on our bitcoin investment of $70 million.

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EARNINGS

In the second quarter of 2024, operating income was $307 million, compared to a loss of $132 million in the second quarter of 2023. Adjusted Operating Income was $399 million, compared to $25 million in the second quarter of 2023.

The year-over-year improvement in operating income (loss) and Adjusted Operating Income was driven by gross profit growth across our Cash App and Square ecosystems, as well as a decrease in operating expenses on a year-over-year basis.

Please see the reconciliations at the end of this letter for a description of certain items that affected operating income (loss) in the second quarter of 2024.

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Net income attributable to common stockholders was $195 million in the second quarter of 2024. Net income per share attributable to common stockholders was $0.32 on a basic and $0.31 on a diluted basis, based on 618 million weighted-average basic and 634 million weighted-average diluted shares outstanding during the second quarter of 2024, representing a $0.49 and $0.48 increase year over year, respectively.

Adjusted EBITDA was $759 million in the second quarter of 2024, compared to $384 million in the second quarter of 2023.

The year-over-year improvement in net income attributable to common stockholders and Adjusted EBITDA was driven by gross profit growth across our Cash App and Square ecosystems, as well as a decrease in operating expenses on a year-over-year basis. Net income also included a remeasurement loss on our bitcoin investment of $70 million.

In the second quarter of 2024, Adjusted Net Income Per Share (Adjusted EPS) was $0.93 on a diluted basis based on 636 million weighted-average diluted shares outstanding during the second quarter of 2024, representing a $0.53 increase year over year.

Please see the reconciliations at the end of this letter for a description of certain items that affected net income (loss) in the second quarter of 2024.

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BALANCE SHEET/CASH FLOW

During the second quarter of 2024, we issued $2.0 billion in senior unsecured notes due in 2032. Including the net proceeds from this debt offering, we ended the second quarter of 2024 with $10.3 billion in available liquidity, with $9.5 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $775 million available to be withdrawn from our revolving credit facility. Additionally, we had $508 million available to be withdrawn under our warehouse funding facilities to support funding of growth in our consumer receivables related to our BNPL platform.

In October 2023, our board of directors authorized the repurchase of up to $1 billion of our Class A common stock. In the second quarter of 2024, we repurchased 5.7 million shares of our Class A common stock for an aggregate amount of $390 million. As of June 30, 2024, $202 million remained available and authorized for repurchases.

In the second quarter of 2024, our notes offering and Adjusted EBITDA contributed positively to our overall liquidity.

Net cash provided by operating activities was $702 million for the twelve months ended June 30, 2024, compared to $469 million for the twelve months ended June 30, 2023. Adjusted Free Cash Flow was $1.43 billion for the twelve months ended June 30, 2024, compared to $606 million for the twelve months ended June 30, 2023.

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Guidance
Q3 2024 OUTLOOK	Q3 2024

Gross Profit	$2.22B

YoY Growth	17%

Adjusted EBITDA[1]	$695M

% Margin	31%

Adjusted Operating Income[1]	$320M

% Margin	14%

In the third quarter of 2024, we expect our share-based compensation expense to remain relatively stable year over year on a dollar basis.

2024 OUTLOOK	Current 2024	Previous 2024

Gross Profit	$8.89B	$8.78B

YoY Growth	18%	17%

Adjusted EBITDA[1]	$2.90B	$2.76B

% Margin	33%	31%

Adjusted Operating Income[1]	$1.44B	$1.30B

% Margin	16%	15%

Rule of 40	35%	32%

We are raising our full-year outlook to reflect outperformance in the second quarter and our improved expectations for the remainder of the year. For the full year, we expect gross profit of at least $8.89 billion, or 18% growth year over year. For Adjusted Operating Income, we expect at least $1.44 billion, or 16% margin for the full year. We remain focused on achieving Rule of 40 in 2026, which we calculate as gross profit growth plus Adjusted Operating Income margin. Our updated guidance for the full year equates to a Rule of 35, an increase compared to our prior guidance of Rule of 32 and an improvement compared to the prior year. Our outlook does not assume any additional macroeconomic deterioration, which could impact results.

On a GAAP basis, we expect to recognize approximately $53 million in expenses related to amortization of intangible assets in each of the third and fourth quarters, based on the intangible assets as of June 30, 2024. These amounts may be affected by fluctuations in foreign exchange rates in future periods.

Margins are calculated as a percent of gross profit.

1. We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted EBITDA and Adjusted Operating Income (Loss) (including segment Adjusted Operating Income (Loss)), or GAAP reconciliations of any of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter.

BLOCK Q2 2024 22

MEDIA CONTACT

press@block.xyz

INVESTOR RELATIONS CONTACT

ir@block.xyz

Earnings

Webcast

Block (NYSE:SQ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time, August 1, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Block’s Investor Relations website at investors.block.xyz. A replay will be available on the same website following the call.

We will release financial results for the third quarter of 2024 on November 7, 2024, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Jack Dorsey	Amrita Ahuja

BLOCK Q2 2024 23

A little something sweet for some coworkers — that’s how The Puddery got its start. But what Janel Prator realized with her first batch of banana pudding was that she’d struck gold. Years later she’s got a nationally acclaimed dessert destination, an expanded menu, and what famous food critic Keith Lee once described as what “might be the best dessert I’ve ever had in my life.” “[Square Stand with Kiosk integration] was so convenient, and it worked perfectly. It cuts down on having to have someone stand here and take each individual order. Now I can use that person to help produce the product instead of taking each individual order. I’m just so grateful because now, instead of worrying about keeping the doors open, [I’m focused on] coming up with better processes to accommodate all these new customers.” Janel Prator, Owner and founder of The Puddery | Houston, TX

BLOCK Q2 2024 24

gift cards on Cash app very nice @jazzyjayy143 Via TikTok “Check your cash app” is my love language @niasimone__ Via X that borrow feature on Cash app has saved me from a pickle quite a few times. You never know @nynedrick Via X Cash app creating a savings feature is actuallyyyy great! That’s what I’m using to save for my PR trip @Naes_Instanity Via X i actually love cash app so much especially because i’ll just be thinking about someone and how amazing they are and then i remember i can give them a little sprinkle sprinkle just because @aseperatecinema Via X

SAFE HARBOR STATEMENT

This letter contains “forward-looking statements” within the meaning of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Block, Inc. and its consolidated subsidiaries (the Company); the Company’s strategies, including expected impact of such strategies on our customers, actives, and sellers as well as our business and financial performance, expected financial results, guidance, and general business outlook for current and future periods; the Company’s integration of Afterpay, and its impacts on the Company’s business and financial results; future profitability and growth in the Company’s businesses and products and the Company’s ability to drive such profitability and growth; the Company’s expectations regarding scale, economics, and the demand for or benefits from its products, product features, and services; the Company’s product development plans; the ability of the Company’s products to attract and retain customers, particularly in new or different markets or demographics; trends in the Company’s markets and the continuation of such trends; the Company’s expectations and intentions regarding future expenses, including future transaction and loan losses and the Company’s estimated reserves for such losses; the potential impact of the pricing volatility of bitcoin, including to our financial statements; and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions.

Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, a continued or prolonged economic downturn in the United States and in other countries around the world; the Company’s investments in its business and ability to maintain profitability; the Company’s efforts to expand its product portfolio and market reach; the Company’s ability to develop products and services to address the rapidly evolving market for payments and financial services; the Company’s ability to deal with the substantial and increasingly intense competition in its industry; acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions that the Company may undertake; the integration of Afterpay; the Company’s ability to ensure the integration of its services with a variety of operating systems and the interoperability of its technology with that of third parties; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s dependence on payment card networks and acquiring processors; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; risks related to the banking ecosystem, including through our bank partnerships, and FDIC and other regulatory obligations; the effect of management changes and business initiatives; the liabilities and loss potential associated with new products, product features, and services; litigation, including intellectual property claims, government investigations or inquiries, and regulatory matters or disputes; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. All forward-looking statements represent management’s current expectations and predictions regarding trends affecting the Company’s business and industry and are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

BLOCK Q2 2024 26

KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), from period to period, we consider and present certain operating and financial measures that we consider key metrics or are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Gross Merchandise Value (GMV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS), Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Free Cash Flow, constant currency, and non-GAAP operating expenses as well as other measures defined in this letter such as measures excluding bitcoin revenue, and measures excluding PPP loan forgiveness gross profit. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers.

We define GPV as the total dollar amount of all card payments processed by sellers using Square, net of refunds, and ACH transfers. Additionally, GPV includes Cash App Business GPV, which comprises Cash App activity related to peer-to-peer transactions received by business accounts, and peer-to-peer payments sent from a credit card. GPV does not include transactions from our BNPL platform.

We define GMV as the total order value processed on our BNPL platform.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), and Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of share-based compensation expenses; amortization of intangible assets; gain or loss on revaluation of equity investments; bitcoin remeasurement amortization of debt discount and issuance costs; and the gain or loss on the disposal of property and equipment, as applicable. Adjusted Operating Income (Loss) is a non-GAAP financial measure that represents our operating income (loss), adjusted to eliminate the effect of amortization of acquired technology assets; acquisition-related and integration costs; restructuring and other charges; goodwill impairment; amortization of customer and other acquired intangible assets; and acquisition-related share-based acceleration costs. We also exclude from these measures certain acquisition-related and integration costs associated with business combinations, and various other costs that are not reflective of our core operating performance. We exclude amortization of intangible assets arising from business combinations because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our ongoing business operations. Acquisition-related costs include amounts paid to redeem acquirees’ unvested stock-based compensation awards; charges associated with holdback liabilities; and legal, accounting, and due diligence costs. Integration costs include advisory and other professional services or consulting fees necessary to integrate acquired businesses. Other costs that are not reflective of our core business operating expenses may include contingent losses, impairment charges, restructuring share-based compensation expense, and certain litigation and regulatory charges. We also add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. In addition to the items above, Adjusted EBITDA is a non-GAAP financial measure that also excludes depreciation and amortization, interest income and expense, other income and expense, and provision or benefit from income taxes, and goodwill impairment, as applicable. Adjusted Operating Income (Loss) margin is calculated as Adjusted Operating Income (Loss) divided by gross profit. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

BLOCK Q2 2024 27

KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

Adjusted Free Cash Flow is a non-GAAP financial measure that represents our net cash provided by operating activities adjusted for changes in settlements receivable; changes in customers payable; changes in settlements payable; the purchase of property and equipment; payments for originations of consumer receivables; proceeds from principal repayments and sales of consumer receivables; and sales, principal payments, and forgiveness of PPP loans. We present Adjusted Free Cash Flow because we use it to understand the cash generated by our business and make strategic decisions related to our balance sheet, and because we are focused on growing our Adjusted Free Cash Flow generation over time. It is not intended to represent amounts available for discretionary purposes.

Constant currency growth is calculated by assuming international results in a given period and the comparative prior period are translated from local currencies to the U.S. dollar at rates consistent with the monthly average rates in the comparative prior period. We discuss growth on a constant currency basis because a portion of our business operates in markets outside the U.S. and is subject to changes in foreign exchange rates.

Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of share-based compensation, depreciation and amortization, loss on disposal of property and equipment, acquisition-related integration and other costs, and restructuring and other changes.

We have included Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges that do not vary with our operations. We have included measures excluding our BNPL platform because we believe these measures are useful in understanding the ongoing results of our operations. We have included measures excluding bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue better reflects the economic benefits as well as our performance from these transactions. We have included measures excluding PPP loan forgiveness gross profit because we believe these measures are useful to facilitate comparisons of our business without PPP loan forgiveness.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding our BNPL platform, bitcoin revenue, and PPP loan forgiveness gross profit, have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP.

We believe that the aforementioned metrics and measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts, or they remove amounts that were not repeated across periods and therefore make comparisons more difficult. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP. Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

BLOCK Q2 2024 28

Condensed Consolidated

Statements of Operations

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenue:

Transaction-based revenue	$1,712,967	$1,637,654	$3,224,176	$3,060,359

Subscription and services-based revenue	1,787,893	1,461,497	3,470,187	2,827,721

Hardware revenue	42,960	44,922	75,461	82,373

Bitcoin revenue	2,611,743	2,390,884	5,342,867	4,554,635

Total net revenue	6,155,563	5,534,957	12,112,691	10,525,088

Cost of revenue:

Transaction-based costs	1,000,055	950,523	1,873,220	1,771,310

Subscription and services-based costs	291,801	279,223	561,469	543,315

Hardware costs	68,309	74,085	119,094	132,870

Bitcoin costs	2,544,329	2,346,633	5,195,339	4,460,008

Amortization of acquired technology assets	17,589	18,392	35,616	36,900

Total cost of revenue	3,922,083	3,668,856	7,784,738	6,944,403

Gross profit	2,233,480	1,866,101	4,327,953	3,580,685

Operating expenses:

Product development	713,163	694,672	1,433,737	1,321,609

Sales and marketing	507,562	537,607	951,447	1,033,618

General and administrative	473,568	549,293	944,828	982,118

Transaction, loan, and consumer receivable losses	191,812	179,771	357,541	307,667

Amortization of customer and other acquired intangible assets	40,813	36,865	84,095	73,952

Total operating expenses	1,926,918	1,998,208	3,771,648	3,718,964

Operating income (loss)	306,562	(132,107)	556,305	(138,279)

Interest income, net	(1,871)	(3,944)	(20,616)	(7,105)

Other expense (income), net	59,532	(14,635)	(178,292)	(92,352)

Income (loss) before income tax	248,901	(113,528)	755,213	(38,822)

Provision (benefit) for income taxes	59,029	(8,150)	94,521	(29,272)

Net income (loss)	189,872	(105,378)	660,692	(9,550)
Less: Net loss attributable to noncontrolling interests	(5,396)	(3,336)	(6,581)	(5,824)

Net income (loss) attributable to common stockholders	$195,268	$(102,042)	$667,273	$(3,726)

Net income (loss) per share attributable to common stockholders:
Basic	$0.32	$(0.17)	$1.08	$(0.01)

Diluted	$0.31	$(0.17)	$1.05	$(0.01)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:

Basic	617,666	606,692	617,033	604,476

Diluted	634,221	606,692	636,751	604,476

BLOCK Q2 2024 29

Condensed Consolidated

Balance Sheets

In thousands, except per share data

	June 30, 2024	Dec 31, 2023

	UNAUDITED

Assets

Current assets:

Cash and cash equivalents	$7,799,093	$4,996,465

Investments in short-term debt securities	658,001	851,901

Settlements receivable	3,964,214	3,226,294

Customer funds	3,550,713	3,170,430

Consumer receivables, net	2,015,940	2,444,695

Loans held for sale	961,581	775,424

Safeguarding asset related to bitcoin held for other parties	1,440,307	1,038,585

Other current assets	1,901,429	2,353,488

Total current assets	22,291,278	18,857,282

Goodwill	11,822,260	11,919,720

Acquired intangible assets, net	1,629,183	1,761,521

Other non-current assets	1,803,879	1,531,370

Total assets	$37,546,600	$34,069,893

Liabilities and Stockholders’ Equity

Current liabilities:

Customers payable	$8,059,588	$6,795,340

Accrued expenses and other current liabilities	1,268,793	1,334,669

Current portion of long-term debt	997,958	—

Warehouse funding facilities, current	464,047	753,035

Safeguarding obligation liability related to bitcoin held for other parties	1,440,307	1,038,585

Total current liabilities	12,230,693	9,921,629

Warehouse funding facilities, non-current	481,742	854,882

Long-term debt	5,101,023	4,120,091

Other non-current liabilities	440,147	480,455

Total liabilities	18,253,605	15,377,057

Commitments and contingencies

Stockholders’ equity:

Preferred stock, $0.0000001 par value: 100,000 shares authorized at June 30, 2024 and December 31, 2023. None issued and outstanding at June 30, 2024 and December 31, 2023.	—	—

Class A common stock, $0.0000001 par value: 1,000,000 shares authorized at June 30, 2024 and December 31, 2023; 557,206 and 555,306 issued and outstanding at June 30, 2024 and December 31, 2023, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000 shares authorized at June 30, 2024 and December 31, 2023; 60,411 and 60,515 issued and outstanding at June 30, 2024 and December 31, 2023, respectively.	—	—

Additional paid-in capital	19,695,521	19,601,992

Accumulated other comprehensive loss	(532,369)	(378,307)

Retained earnings (accumulated deficit)	138,844	(528,429)

Total stockholders’ equity attributable to common stockholders	19,301,996	18,695,256

Noncontrolling interests	(9,001)	(2,420)

Total stockholders’ equity	19,292,995	18,692,836

Total liabilities and stockholders’ equity	$37,546,600	$34,069,893

BLOCK Q2 2024 30

Condensed Consolidated

Statements of Cash Flows

UNAUDITED

In thousands

	SIX MONTHS ENDED

	June 30, 2024	June 30, 2023

Cash flows from operating activities:

Net income (loss)	$660,692	$(9,550)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	194,543	187,718

Amortization of discounts and premiums and other non-cash adjustments	(537,806)	(221,679)

Non-cash lease expense	31,475	94,416

Share-based compensation	631,791	598,845

Loss (gain) on revaluation of equity investments	(2,483)	16,255

Bitcoin remeasurement	(163,288)	(112,102)

Transaction, loan, and consumer receivable losses	357,541	307,667

Change in deferred income taxes	3,528	39,919

Changes in operating assets and liabilities:

Settlements receivable	(829,379)	203,697

Purchases and originations of loans	(6,911,321)	(3,770,864)

Proceeds from payments and forgiveness of loans	6,585,211	3,590,923

Customers payable	871,931	(184,570)

Settlements payable	(8,134)	(139,308)

Other assets and liabilities	124,486	(193,648)

Net cash provided by operating activities	1,008,787	407,719

Cash flows from investing activities:

Purchases of marketable debt securities	(757,335)	(423,751)

Proceeds from maturities of marketable debt securities	458,029	656,502

Proceeds from sale of marketable debt securities	395,455	24,874

Payments for originations of consumer receivables	(12,866,904)	(10,546,501)

Proceeds from principal repayments and sales of consumer receivables	13,727,603	10,933,947

Purchases of property and equipment	(70,355)	(61,775)

Purchases of other investments	(19,079)	(4,397)

Net cash provided by investing activities	867,414	578,899

Cash flows from financing activities:

Proceeds from issuance of senior notes	2,000,000	—

Payments of debt issuance costs from issuance of senior notes	(26,619)	—

Repayments of Paycheck Protection Program Liquidity Facility advances	—	(16,840)

Payments to redeem convertible notes	—	(461,761)

Proceeds from warehouse facilities borrowings	319,634	289,418

Repayments of warehouse facilities borrowings	(968,045)	(794,384)

Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	86,201	65,962

Net increase in interest-bearing deposits	41,969	28,583

Repurchases of common stock	(641,603)	—

Other financing activities	(18,473)	(4,320)

Change in customer funds, restricted from use in the Company’s operations	380,283	172,332

Net cash provided by (used in) financing activities	1,173,347	(721,010)

Effect of foreign exchange rate on cash and cash equivalents	(39,771)	6,955

Net increase in cash, cash equivalents, restricted cash, and customer funds	3,009,777	272,563

Cash, cash equivalents, restricted cash, and customer funds, beginning of the period	9,009,087	8,435,906

Cash, cash equivalents, restricted cash, and customer funds, end of the period	$12,018,864	$8,708,469

BLOCK Q2 2024 31

Reportable Segment Disclosures

UNAUDITED

Information on the reportable segments revenue and segment operating profit (in thousands):

		THREE MONTHS ENDED				SIX MONTHS ENDED
		June 30, 2024				June 30, 2024

	Cash App	Square	Corporate and Other (i)	Total	Cash App	Square	Corporate and Other (i)	Total

Revenue:

Transaction-based revenue	$98,912	$1,614,055	$—	$1,712,967	$208,131	$3,016,045	$—	$3,224,176

Subscription and services-based revenue	1,418,172	322,617	47,104	1,787,893	2,750,732	618,835	100,620	3,470,187

Hardware revenue	—	42,818	142	42,960	—	74,648	813	75,461

Bitcoin revenue	2,611,743	—	—	2,611,743	5,342,867	—	—	5,342,867

Segment revenue	$4,128,827	$1,979,490	$47,246	$6,155,563	$8,301,730	$3,709,528	$101,433	$12,112,691

Segment gross profit (ii)	$1,298,944	$922,584	$11,952	$2,233,480	$2,557,470	$1,742,857	$27,626	$4,327,953

		THREE MONTHS ENDED				SIX MONTHS ENDED
		June 30, 2023				June 30, 2023

	Cash App	Square	Corporate and Other (i)	Total	Cash App	Square	Corporate and Other (i)	Total

Revenue:

Transaction-based revenue	$133,741	$1,503,913	$—	$1,637,654	$268,404	$2,791,955	$—	$3,060,359

Subscription and services-based revenue	1,148,540	262,878	50,079	1,461,497	2,234,288	492,762	100,671	2,827,721

Hardware revenue	—	44,922	—	44,922	—	82,373	—	82,373

Bitcoin revenue	2,390,884	—	—	2,390,884	4,554,635	—	—	4,554,635

Segment revenue	$3,673,165	$1,811,713	$50,079	$5,534,957	$7,057,327	$3,367,090	$100,671	$10,525,088

Segment gross profit (ii)	$1,052,285	$804,033	$9,783	$1,866,101	$2,062,238	$1,495,601	$22,846	$3,580,685

Operating Segment Disclosures

UNAUDITED

A reconciliation of total segment gross profit to the Company’s income (loss) before applicable income taxes (in thousands):

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Total segment gross profit	$2,233,480	$1,866,101	$4,327,953	$3,580,685

Less: Product development	713,163	694,672	1,433,737	1,321,609

Less: Sales and marketing	507,562	537,607	951,447	1,033,618

Less: General and administrative	473,568	549,293	944,828	982,118

Less: Transaction, loan, and consumer receivable losses	191,812	179,771	357,541	307,667

Less: Amortization of customer and other intangible assets	40,813	36,865	84,095	73,952

Less: Interest income, net	(1,871)	(3,944)	(20,616)	(7,105)

Less: Other expense (income), net	59,532	(14,635)	(178,292)	(92,352)

Income (loss) before applicable income taxes	$248,901	$(113,528)	$755,213	$(38,822)

(i) Corporate and Other represents results related to products and services that are not assigned to a specific reportable segment, and intersegment eliminations.

(ii) Segment gross profit for Cash App for the three and six months ended June 30, 2024 included $13.6 million and $27.4 million of amortization of acquired technology assets expense, respectively. Segment gross profit for Cash App for the three and six months ended June 30, 2023 included $14.3 million and $28.6 million of amortization of acquired technology assets expense, respectively. Segment gross profit for Square for the three and six months ended June 30, 2024 included $2.2 million and $4.7 million of amortization of acquired technology assets expense, respectively. Segment gross profit for Square for the three and six months ended June 30, 2023 included $2.7 million and $5.4 million of amortization of acquired technology assets expense, respectively. Amortization of acquired technology assets expense included in Corporate and Other was immaterial for the three and six months ended June 30, 2024 and June 30, 2023.

BLOCK Q2 2024 32

Key Operating Metrics and

Non-GAAP Financial Measures

UNAUDITED

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Gross Payment Volume (GPV) (in millions)	$61,941	$59,012	$116,366	$110,129

Adjusted Operating Income (in thousands)	$399,118	$25,499	$763,382	$76,473

Adjusted EBITDA (in thousands)	$759,476	$384,402	$1,464,550	$752,769

Adjusted Net Income Per Share:

Basic	$0.95	$0.41	$1.83	$0.86

Diluted	$0.93	$0.40	$1.78	$0.83

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Square GPV (in millions)	$58,372	$54,152	$108,837	$100,372

Cash App GPV (in millions)	3,569	4,860	7,529	9,757

Total GPV (in millions)	$61,941	$59,012	$116,366	$110,129

Key Metric Margins

UNAUDITED

In thousands, except for percentages

THREE MONTHS ENDED
June 30, 2024

Gross profit	$2,233,480

Gross profit change (%) YoY	20%

Operating income	306,562

Operating income margin (%) of gross profit	14%

Net income attributable to common stockholders	195,268

Net income margin (%) of gross profit	9%

Adjusted Operating Income	399,118

Adjusted Operating Income margin (%) of gross profit	18%

Adjusted EBITDA	759,476

Adjusted EBITDA margin (%) of gross profit	34%

BLOCK Q2 2024 33

Adjusted Operating

Income (Loss)

UNAUDITED

In thousands

		THREE MONTHS ENDED

	June 30, 2024	June 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024
Operating income (loss)	$306,562	$(132,107)	$(9,908)	$(130,652)	$249,743

Amortization of acquired technology assets	17,589	18,392	17,880	18,049	18,027

Acquisition-related and integration costs	15,350	1,434	3,391	5,118	32,512

Restructuring and other charges	18,804	100,915	21,421	117,174	14,063

Restructuring share-based compensation	—	—	—	—	6,637

Goodwill impairment	—	—	—	132,313	—

Amortization of customer and other acquired intangible assets	40,813	36,865	56,965	43,127	43,282

Adjusted Operating Income	$399,118	$25,499	$89,749	$185,129	$364,264

Adjusted EBITDA UNAUDITED
In thousands
		THREE MONTHS ENDED

	June 30, 2024	June 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024
Net income (loss) attributable to common stockholders	$195,268	$(102,042)	$(88,738)	$102,236	$472,005

Net loss attributable to noncontrolling interests	(5,396)	(3,336)	(4,806)	(20,266)	(1,185)

Net income (loss)	189,872	(105,378)	(93,544)	81,970	470,820

Share-based compensation expense	320,368	319,248	345,690	331,568	304,531

Restructuring share-based compensation expense	—	—	—	—	6,637

Depreciation and amortization	96,903	94,545	115,518	105,324	97,640

Acquisition-related and integration costs	15,350	1,434	3,391	5,118	32,512

Restructuring and other charges	18,804	100,915	21,421	117,174	14,063

Goodwill impairment	—	—	—	132,313	—

Interest income, net	(1,871)	(3,944)	(21,415)	(18,701)	(18,745)

Other expense (income), net(i)	59,532	(14,635)	23,912	(134,035)	(237,824)

Provision (benefit) for income taxes	59,029	(8,150)	81,139	(59,886)	35,492

Loss (gain) on disposal of property and equipment	1,471	343	1,355	1,297	(71)

Acquired deferred revenue and cost adjustment	18	24	21	21	19

Adjusted EBITDA	$759,476	$384,402	$477,488	$562,163	$705,074

(i) Includes the loss (gain) from the remeasurement of the Company’s bitcoin investment.

BLOCK Q2 2024 34

Adjusted Free Cash Flow

UNAUDITED

In thousands

	TWELVE MONTHS ENDED (i)

	June 30, 2024	June 30, 2023

Net cash provided by operating activities	$702,029	$468,825

Consumer receivables cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(26,289,190)	(21,364,376)

Proceeds from principal repayments and sales of consumer receivables	27,035,307	21,438,004

Less: Purchases of property and equipment	(159,731)	(147,170)

Reversal of:

Changes in settlements receivable	2,141,605	866,369

Changes in customers payable	(2,313,079)	(543,464)

Changes in settlements payable	322,862	(58,261)

Sales, principal payments and forgiveness of PPP loans	(8,760)	(54,334)

Adjusted Free Cash Flow	$1,431,043	$605,593

Net cash provided by investing activities	$971,716	$464,312

Net cash provided by financing activities	$1,654,220	$616,769

(i) The twelve months ended information presented in this table is comprised of financial data from the years ended December 31, 2023 and 2022, excluding the first and second quarters of 2023 and 2022, and including the first and second quarters of 2024 and 2023, amounts, respectively.

BLOCK Q2 2024 35

Select Financial Results

Excluding Bitcoin and PPP

UNAUDITED

In thousands

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Bitcoin revenue	$2,611,743	$2,390,884	$5,342,867	$4,554,635

Bitcoin costs	2,544,329	2,346,633	5,195,339	4,460,008

Bitcoin gross profit	$67,414	$44,251	$147,528	$94,627

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Total net revenue (GAAP)	$6,155,563	$5,534,957	$12,112,691	$10,525,088

Less: Bitcoin revenue	2,611,743	2,390,884	5,342,867	4,554,635

Total net revenue, excluding Bitcoin	$3,543,820	$3,144,073	$6,769,824	$5,970,453

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Cash App revenue (GAAP)	$4,128,827	$3,673,165	$8,301,730	$7,057,327

Less: Bitcoin contribution to Cash App revenue	2,611,743	2,390,884	5,342,867	4,554,635

Total Cash App revenue, excluding Bitcoin	$1,517,084	$1,282,281	$2,958,863	$2,502,692

		THREE MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2022	June 30, 2021
Square gross profit (GAAP)	$922,584	$804,033	$680,615	$585,137

Less: gross profit from Paycheck Protection Program (PPP) loan forgiveness	150	388	9,146	14,880

Square gross profit excluding PPP loan forgiveness	$922,434	$803,645	$671,469	$570,257

		THREE MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2022	June 30, 2021
Square gross profit from Banking	$210,651	$166,526	$134,255	$86,617

Less: gross profit from PPP loan forgiveness	150	388	9,146	14,880

Square banking gross profit excluding PPP loan forgiveness	$210,501	$166,138	$125,109	$71,737

BLOCK Q2 2024 36

Adjusted Net Income and

Adjusted EPS

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Net income (loss) attributable to common stockholders	$195,268	$(102,042)	$667,273	$(3,726)

Net loss attributable to noncontrolling interests	(5,396)	(3,336)	(6,581)	(5,824)

Net income (loss)	189,872	(105,378)	660,692	(9,550)

Share-based compensation expense	320,368	319,248	624,899	598,839

Restructuring share-based compensation expense	—	—	6,637	—

Acquisition-related and integration costs	15,350	1,434	47,862	2,913

Restructuring and other charges	18,804	100,915	32,867	100,987

Amortization of intangible assets	58,402	55,257	119,711	110,852

Amortization of debt discount and issuance costs	3,432	2,885	6,503	5,834

Loss (gain) on revaluation of equity investments	(3,594)	1,370	(2,483)	16,255

Bitcoin remeasurement	70,116	(16,014)	(163,288)	(112,102)

Loss on disposal of property and equipment	1,471	343	1,400	534

Acquired deferred revenue and cost adjustment	18	24	37	57

Tax effect of non-GAAP net income adjustments	(85,518)	(109,647)	(203,854)	(194,254)

Adjusted Net Income - basic	$588,721	$250,437	$1,130,983	$520,365

Cash interest expense on convertible notes	674	958	1,347	2,194

Adjusted Net Income - diluted	$589,395	$251,395	$1,132,330	$522,559

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:

Basic	617,666	606,692	617,033	604,476

Diluted	634,221	606,692	636,751	604,476

Net income (loss) per share attributable to common stockholders:

Basic	$0.32	$(0.17)	$1.08	$(0.01)

Diluted	$0.31	$(0.17)	$1.05	$(0.01)

Weighted-average shares used to compute Adjusted Net Income Per Share:

Basic	617,666	606,692	617,033	604,476

Diluted	636,143	626,669	636,751	627,153

Adjusted Net Income Per Share:

Basic	$0.95	$0.41	$1.83	$0.86

Diluted	$0.93	$0.40	$1.78	$0.83

BLOCK Q2 2024 37

Non-GAAP Operating Expenses

UNAUDITED

In thousands

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Operating expenses	$(1,926,918)	$(1,998,208)	$(3,771,648)	$(3,718,964)

Share-based compensation	320,187	319,106	624,545	598,555

Restructuring share-based compensation	—	—	6,637	—

Depreciation and amortization	78,836	74,961	157,971	148,912

Loss on disposal of property and equipment	1,471	343	1,400	534

Acquisition-related and integration costs	15,350	1,434	47,862	2,913

Restructuring and other charges	18,804	100,915	32,867	100,987

Non-GAAP operating expenses	$(1,492,270)	$(1,501,449)	$(2,900,366)	$(2,867,063)

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Product development	$(713,163)	$(694,672)	$(1,433,737)	$(1,321,609)

Share-based compensation	229,330	223,411	446,780	421,268

Restructuring share-based compensation	—	—	4,504	—

Depreciation and amortization	38,809	41,829	75,910	72,366

Loss (gain) on disposal of property and equipment	1,516	(12)	1,561	312

Non-GAAP product development	$(443,508)	$(429,444)	$(904,982)	$(827,663)

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Sales and marketing	$(507,562)	$(537,607)	$(951,447)	$(1,033,618)

Share-based compensation	32,176	32,790	62,466	62,155

Restructuring share-based compensation	—	—	1,078	—

Depreciation and amortization	1,198	1,970	2,204	3,428

Gain on disposal of property and equipment	—	—	(8)	—

Non-GAAP sales and marketing	$(474,188)	$(502,847)	$(885,707)	$(968,035)

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

General and administrative	$(473,568)	$(549,293)	$(944,828)	$(982,118)

Share-based compensation	58,681	62,905	115,299	115,132

Restructuring share-based compensation	—	—	1,055	—

Depreciation and amortization	9,733	6,228	19,189	23,107

Loss (gain) on disposal of property and equipment	(45)	355	(153)	222

Acquisition-related and integration costs	15,350	1,434	47,862	2,913

Restructuring and other charges	18,804	100,915	32,867	100,987

Non-GAAP general and administrative	$(371,045)	$(377,456)	$(728,709)	$(739,757)

Depreciation and Amortization

by Function

UNAUDITED

In thousands

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Cost of revenue	$18,067	$19,584	$36,572	$38,806

Product development	38,809	41,829	75,910	72,366

Sales and marketing	1,198	1,970	2,204	3,428

General and administrative	9,733	6,228	19,189	23,107

Amortization of acquired customer assets	29,096	24,934	60,668	50,011

Total depreciation and amortization	$96,903	$94,545	$194,543	$187,718

BLOCK Q2 2024 38